EXHIBIT 10.1

DEBTOR IN POSSESSION, INTERIM FINANCING AND POST-CONFIRMATION FUNDING AGREEMENT

THIS DEBTOR IN POSSESSION INTERIM FINANCING AND POST-CONFIRMATION FUNDING AGREEMENT (“Agreement”) dated as of December 16, 2009, is by and between Skye International, Inc., a Nevada corporation (“Borrower”) and Summit Growth Management, LLC, a Nevada limited liability company (“Lender”).  Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions.

R E C I T A L S:

A.           Borrower is, or will be a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code in a case (the “Chapter 11 Case”) pending in the United States Bankruptcy Court for the District of Nevada (the “Nevada Bankruptcy Court”).  Borrower has requested that Lender extend financing on a priority senior secured basis to Borrower in connection with the Chapter 11 Case in accordance with the provisions of this Agreement.

B.           Lender is willing to make loans to Borrower, subject to the terms and conditions of this Agreement and subject to the terms and conditions set forth in the Financing Orders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1
DEBTOR IN POSSESSION, INTERIM FINANCING AND POST-CONFIRMATION LENDING FACILITY (“Lending Facility”)

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Financing Documents, Lender agrees to make the Lending Facility available to Borrower, in an aggregate amount up to the Commitment, as follows:

Section 1.1.  (The Interim DIP Financing and Final Post-Confirmation Funding (“The Post-Petition Loans”).

(a)           General.  The Lending Facility shall be a two stage facility comprised as follows: (i) Interim DIP Financing and (ii) Final Post-Confirmation Funding, as more fully set forth below.  All disbursements under the Lending Facility shall bear interest as set forth in Article 2 hereof and shall be secured by all of the Collateral and Property identified hereinbelow. Amounts borrowed under the Interim DIP Financing and repaid or prepaid may not be re-borrowed, but amounts borrowed under the Final Post-Confirmation Funding may be re-borrowed as set forth below.

(b)           Interim DIP Financing. $1,000,000.00 to be disbursed in two tranches as follows: (i)  Tranche A - as soon as practicable after commencement of the Chapter 11 Case, and after the Nevada Bankruptcy Court enters an appropriate Interim Financing Order, and after Lender receives an opinion letter from Borrower’s patent counsel that all of the Intellectual Property (including specifically all patents and patents pending) are or will be titled in Borrower’s name and  there are no claims pending or threatened against the Intellectual Property and the satisfaction of the additional conditions precedent noted below, $500,000 of which actual disbursement to Borrower shall be net of $80,000 previously advanced, including $30,000 for general bankruptcy counsel fees and retainer, plus an additional $30,000 payable to general bankruptcy counsel within five (5) days after receiving approval for Interim Debtor-In-Possession Financing, and net of $25,000 in Points, as described in 2.1(c) below, for a net disbursement to Borrower under Tranche A not to exceed $395,000; and (ii) Tranche B – upon the later of (i) sixty (60) days after the initial disbursement of Tranche A, (ii) Lender has conducted and completed such due diligence as it deems, in its sole discretion, necessary to confirm Borrower’s patents are valid and expressly titled in Borrower’s name and (iii) Borrower has executed and delivered all necessary documentation to grant Lender a priority senior secured interest in the Intellectual Property (including specifically all patents and patents pending) and all other Collateral as necessary, an additional $500,000.  Provided; Lender shall not be obligated to disburse Tranche A or Tranche B of the Interim DIP Financing if any one or more of the following occurs: a Default or Event of Default has occurred and is continuing or the Nevada Bankruptcy Court has not entered an Interim Financing Order on or before January 15, 2010.  Notwithstanding the foregoing, the Interim and Final Financing Orders shall provide for an automatic perfection of the superpriority Liens of Lender upon entry but that shall not relieve Borrower from compliance with this paragraph or other obligations herein.

(c)           Final Post-Confirmation Funding. An additional $1,000,000 to be disbursed in two tranches as follows: (i) Tranche A - within ten (10) days after entry of an order confirming a plan of reorganization $500,000 of which actual disbursement to Borrower shall be net of $25,000 in Points, as described in 2.1(c) below, for a net disbursement under this Tranche A not to exceed $475,000; and (ii) Tranche B – three (3) months after the entry of a final order confirming a plan of reorganization, an additional amount not to exceed $500,000.  Provided; Lender shall not be obligated to disburse Tranche A or Tranche B of the Final Post-Confirmation Funding if any one or more of the following occurs: a Default or Event of Default has occurred and is continuing or the Nevada Bankruptcy Court has not entered a Final Financing Order on or before April 1, 2010.  The amounts borrowed under the Final Post-Confirmation Funding may be repaid or prepaid and may be re-borrowed, so long as all monies due under the Interim DIP Financing have been fully paid.  Such future re-borrowing shall be subject to the remaining terms and conditions of the Lending Facility.

Section 1.2.  Use of Proceeds.  The proceeds of the Post-Petition Loans referenced in Section 1.1 and any Net Proceeds not required to be applied as provided in Section 4.7(b) shall be used during the pendency of the Chapter 11 Case for short-term working capital liquidity needs of Borrower as more fully set forth herein (and shall not in any event be used to pay any pre-petition Claims without Lender’s prior written consent and an appropriate order of the Nevada Bankruptcy Court). Notwithstanding anything to the contrary contained herein and in the Budget, attached hereto as Schedule I, in no event shall proceeds of Post-Petition Loans referenced in Section 1.1 and any such Net Proceeds be used to pay any Professional Expenses incurred in connection with the assertion of or joinder in any claim, counterclaim, action, contested matter, objection, defense or other proceeding, the purpose of which is to seek or the result of which would be to obtain any order, judgment, declaration, or similar relief (a) invalidating, setting aside, avoiding or subordinating, in whole or in part, any of the Obligations or Liens and security interests in any of the Collateral or Property granted to Lender under this Agreement or the Financing Orders; (b) declaring any of the Financing Documents to be invalid, not binding or unenforceable in any respect, (c) preventing, enjoining, hindering or otherwise delaying Lender’s enforcement of any of the Financing Documents or any realization upon any Collateral (unless such enforcement or realization is in direct violation of an explicit provision in any of the Financing Orders); (d) declaring any Liens granted or purported to be granted under any of the Financing Documents to have a priority other than the priority set forth therein.; or (e) objecting to the amount or method of calculation by Lender of any of the Obligations. Nothing in this Section 1.2 shall be construed to waive Lender’s right to object to any requests, motions or applications made in or filed with the Nevada Bankruptcy Court, including any applications for interim or final allowances of Professional Expenses, or waiver or Borrower’s statutory and fiduciary obligations on behalf of the Debtor’s Estate.

ARTICLE 2
INTEREST, FEES AND CHARGES

Section 2.1.  Interest.

(a)           Rates of Interest. Until Full Payment (whether at stated maturity, on acceleration or otherwise), (i) the unpaid principal of the Interim DIP Financing shall bear interest at the rate of ten percent (10%) per annum and (ii) the unpaid principal balance of the Final Post-Confirmation Funding shall bear interest at the rate of ten percent (10%) per annum.

(b)           Default Rate of Interest. From and after the occurrence of any Event of Default which remains uncured for ten (10) business days, but only so long as such Event of Default is continuing, the principal amount of the Obligations shall bear interest at the Default Rate, as defined herein.

(c)           Points.  Lender shall deduct an amount equal to two and one-half (2 ½) Points on the Interim DIP Financing and two and one-half (2 ½) Points on the Final Post-Confirmation Funding at the time Tranche A of the Interim DIP Financing and Tranche A of the Final Post-Confirmation Funding are disbursed.

Section 2.2 Computation of Interest and Fees. Interest shall accrue and be calculated on a daily basis, commencing on the date of funding of disbursements of each of the amounts under the Lending Facility and shall be due and all due and payable as provided in Section 4.2 below. All interest, fees and other charges provided for in this Agreement shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.

Section 2.3.  Reimbursement Obligations.  Borrower shall pay as directed by, or reimburse to, Lender for all reasonable and documented legal, accounting, appraisal and other fees and expenses incurred by Lender in connection with the Lending Facility including, but not limited to, the following:  (i) the negotiation and preparation of any of the Financing Documents, any amendment or modification to any of the Financing Documents, any waiver of any Default or Event of Default thereunder, or any restructuring or forbearance with respect thereto; (ii) the administration of the Financing Documents and the transactions contemplated thereby; (iii) any action reasonably taken to perfect or maintain the perfection or priority of any Liens, including Lender’s Liens granted herein, with respect to any of the Collateral; (iv) any inspection of or audits conducted with respect to Borrower’s books and records or any of the Collateral; (v) any effort to verify, protect, preserve, or restore any of the Collateral or to collect, sell, liquidate or otherwise dispose of or realize upon any of the Collateral; (vi) any litigation, contest, dispute, suit, proceeding or action (whether instituted by or against Lender, Borrower or any other Person) in any way arising out of or relating to any of the Collateral (or the validity, perfection or priority of any Liens, including Lender’s Liens, thereon), any of the Financing Documents or the validity, allowance or amount of any of the Obligations; (vii) the protection or enforcement of any rights or remedies of Lender in any Insolvency Proceeding; and (viii) any other action taken by Lender to enforce any of the rights or remedies of Lender against Borrower or any Account to enforce collection of any of the Obligations or payments with respect to any of the Collateral or Property. All amounts chargeable to Borrower under this Section 2.3 shall constitute Obligations that are secured by all of the Collateral and shall be payable to Lender on demand after submission to Borrower of reasonable verification of such amount. Borrower shall also reimburse Lender for reasonable expenses incurred by Lender in its administration of any of the Collateral to the extent and in the manner provided in Article 7 or in any of the other Financing Documents.  The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the Financing Documents regarding the reimbursement by Borrower of costs, expenses or liabilities incurred by Lender.

ARTICLE 3
RESERVED

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ARTICLE 4
PAYMENTS

Section 4.1.  General Payment Provisions. All payments (including all prepayments) of principal of and interest on the Lending Facility and other Obligations that are payable to Lender shall be made to Lender in US Dollars, without any offset or counterclaim and free and clear of (and without deduction for) any present or future Taxes, by wire transfer of immediately available funds not later than 12:00 noon, Nevada time, on the due date.

Section 4.2.  Repayment of Lending Facility.

(a)           Payment of the Interim DIP Financing.  Full Payment of the total outstanding principal, together with all accrued interest, shall be due and payable in full at the later of (i) the entry of a final decree closing the Chapter 11 Case; or (ii) two (2) years from the initial disbursement of Tranche A of the Interim DIP Financing.

(b) Payment of the Final Post-Confirmation Funding. Full Payment of the total outstanding principal, together with all accrued interest, shall be due and payable in full two (2) years from the date of the initial disbursement of Tranche A of the Final Post-Confirmation Funding.

Section 4.3.  Payment of Other Obligations. The balance of the Obligations requiring the payment of money, including Extraordinary Expenses incurred by Lender, shall be repaid by Borrower to Lender as and when provided in the Financing Documents, or, if no date of payment is otherwise specified in the Financing Documents, on demand.

Section 4.4.  Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of Borrower or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender or Lender receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or payments or the proceeds of Collateral or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this Section 4.4 shall survive any termination of the Commitment and Full Payment of the Obligations.

Section 4.5.  Application of Payments and Collections. All monies to be applied to the Obligations, whether such monies represent voluntary payments by Borrower or are received pursuant to demand for payment or realized from any disposition of Collateral, shall be applied as follows: (i) first, to pay the amount of Extraordinary Expenses and amounts owing to Lender pursuant to Section 13.11 hereof that have not been reimbursed to Lender by Borrower, together with interest accrued thereon at the rate then applicable; (ii) second, to pay any fees due and payable to Lender; (iv) third, in payment of accrued interest in respect of the Post-Petition Loans; (v) fourth, in payment of the unpaid principal the Post-Petition Loans; and (vi) fifth, in payment of any other Obligations then outstanding.

Section 4.6.  Receipt of Payments and Collections. All payments received by Lender by 12:00 noon, Nevada time, on any Business Day shall be deemed received on that Business Day. All Payment Items received by Lender after 12:00 noon, Nevada time, on any Business Day shall be deemed received on the next Business Day. Except to the extent that the manner of application to the Obligations of payments or proceeds of Collateral is expressly governed by other provisions of this Agreement, Borrower irrevocably waives the right to direct the application of any and all payments and Collateral proceeds at any time or times received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

Section 4.7.  Prepayments.

(a)           Voluntary Prepayments. Borrower may, upon at least three (3) Business Days notice to Lender, prepay the Lending Facility, in whole or in part by prepaying either the Interim DIP Financing or the Final Post-Confirmation Funding, at any time without premium or penalty.

(b)           Mandatory Prepayments. Once Borrower receives Net Proceeds from any Asset Disposition, including ordinary course sales by Borrower, in an aggregate amount equal to or in excess of $2,000,000, and so long as no Event of Default exists, Borrower shall make a mandatory prepayment of the Lending Facility equal to Fifty Percent (50%) of Borrower’s Cash Flow for the previous month, which payment shall be due on the tenth day of each month.

ARTICLE 5
TERM AND TERMINATION OF COMMITMENT

Section 5.1.  Term of Commitment.  Subject to Lender’s right to cease making any Lending Facility disbursement when any Default exists and is continuing, the Commitment shall be in effect upon the entry of Interim Financing Order and shall continue as provided in Section 1.1, but may be extended by written agreement between Borrower and Lender without further notice or hearing or order by the Nevada Bankruptcy Court.

(a)           Termination by Lender.  Lender may terminate the Lending Facility (and any Commitment thereunder) upon the occurrence of an uncured Default or Event of Default set forth in Section 11.1.

(b)           Termination by Borrower.  Borrower may terminate the Lending Facility at any time upon ten (10) days prior written notice to Lender; provided, no such termination by Borrower shall be effective until Full Payment of the Obligations. Any notice of termination given by Borrower shall be irrevocable unless Lender otherwise agrees in writing. Borrower may elect to terminate the Lending Facility in its entirety only.

(c)           Effect of Termination.  After expiration of any ten (10) business day cure period in Section 11.1, upon termination of the Lending Facility all of the Obligations shall be immediately due and payable, and Lender shall have no further obligation to make any disbursements under any of the Post-Petition Loans.  All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Financing Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Financing Documents notwithstanding such termination until Full Payment of the Obligations. The provisions of Section 2.3, Section 4.4, and this Section 5.2 and all obligations of Borrower to indemnify Lender pursuant to this Agreement shall in all events survive any termination of the Commitment.

ARTICLE 6
COLLATERAL SECURITY, DIP FINANCING LIENS AND RELATED MATTERS

Section 6.1.  Grant of Security Interest in Collateral.  To secure the prompt and Full Payment and performance of all of the Obligations including, but not limited to repayment in full of all amounts owing under the Interim DIP Financing and Final Post-Confirmation Funding, Borrower hereby grants to Lender, a continuing security interest in and Lien upon all of the Borrower’s pre-petition and post-petition Property and interests in Property of the Borrower (the “Collateral”), including, without limitation, the following;

(a)           all Accounts,

(b)           all Inventory,

(c)           all General Intangibles,

(d)           all Equipment,

(e)           all Goods,

(f)           all Fixtures,

(g)           all Chattel Paper,

(h)           all Letter-of-Credit Rights,

(i)           all Payment Intangibles,

(j)           all Supporting Obligations,

(k)           all books, records, and information relating to the Collateral and/or to the operation of Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained,

(l)           all Real Property,

(m)           all leasehold interests,

(n)           all Investment Property, Instruments, Documents, Deposit Accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other similar property,

(o)           all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing or otherwise,

(p)           all cash and non-cash proceeds of foregoing,

(q)           all liens, guaranties, rights, remedies, and privileges pertaining to the foregoing, including the right of stoppage in transit, and

(r)           all securities, instruments, warehouse receipts, bills of lading, tax refunds, insurance proceeds, insurance premium refunds received by Borrower, security deposits and utility deposits (both to the extent returned to the estate), bonds and proceeds of same,

(s)           all causes of action (whether by contract or tort, common law or statutory, equitable or otherwise and excluding only causes of action arising under Bankruptcy Code §§ 544, 545, 547, 548, 549, and 550 (“Avoidance Claims”)),

(t)           all customer lists acquired before and after the Petition Date,

(u)           all Intellectual Property (specifically, and without limitation, all patents and patents pending which patents and patents pending are more specifically described on Schedule 6.1(u) attached hereto) of, belonging to and/or registered to the Borrower; whether now owned and existing or hereafter acquired, created, or arising, whether pre-petition or post-petition, and all rents, products, proceeds and offspring thereof (including, without limitation, claims of Borrower against third parties for loss or damage to such property), and further including all accessions thereto, substitutions and replacements therefor, and wherever located, and all Property acquired by Borrower post-petition and recoveries by the estate under any provision of the Bankruptcy Code, except Avoidance Claims.

Section 6.2.  Other Collateral.  In addition to the Collateral referred to in Section 6.1 above, the Obligations shall also be secured by all of the other items of Property from time to time described in the Financing Orders or any of the Security Documents as security for all of the Obligations and all such Property shall be subject to Liens in favor of Lender to the same extent and with the same priority as in Section 6.3 below.

Section 6.3.  Priority of Lender’s Liens on Collateral.

(a)            Senior Liens.  Pursuant to Section 364(c)(2) of the Bankruptcy Code, Lender shall have automatic and valid and perfected first priority senior security interests in and Liens upon all Property, including all Collateral, that, as of the Petition Date, is not subject to valid, perfected and non-avoidable liens.

(b)           Junior Liens.  Pursuant to Section 364(c)(3) of the Bankruptcy Code, Lender shall be granted automatic and valid and perfected junior security interests in and Liens upon all Property, including all Collateral, that is subject to valid, perfected and non-avoidable liens in existence on the Petition Date, subject to the following modification:  Borrower has informed and represented to Lender that its Property (which may include some or all of the Collateral) is subject to existing security interests and liens in favor of (i) the Ted Marek Defined Benefit Pension Plan, December 23, 1993 and effective January 1, 1994, for debt in the approximate amount of $169,585.86 (“Marek Secured Debt”) and (ii) Perry D. Logan and Rosario Logan for debt in the approximate amount of $399,216.04 (“Logan Secured Debt”).  Borrower has also disclosed the existence of debt owed Toyota America in the approximate amount of $9,000 which debt is also secured by existing security interests and liens.  Other than the Marek Secured Debt, the Logan Secured Debt and the Toyota America secured debt Borrower represents and warrants that there is no other existing secured debt.  To facilitate the financing extended by Lender under this Agreement, each of the foregoing existing secured creditors (except Toyota), and to the extent necessary Borrower, waive any benefit of § 364(c)(3) and consent to the subordination of the Marek Secured Debt and the Logan Secured Debt, and all security interests and liens on the Borrower’s Property (which includes all Collateral and which specifically includes all patents and patents pending) arising from or related thereto, to the Obligations owed or to be owed and the Liens granted or to be granted Lender pursuant to this Agreement.  It is the intent and purpose of this subordination to place Lender’s secured interest in the Borrower’s Property (including all Collateral and specifically including all patents and patents pending) over and above any existing secured interest or lien arising from or related to the Marek Secured Debt and the Logan Secured Debt so that Lender shall have a first, senior and superior priority secured interest in and on all of Borrower’s Property (which includes all Collateral and specifically includes all patents and patents pending) to the full extent of the Obligations herein.

Section 6.4.  Lien Perfection; Further Assurances. Pursuant to the terms of the Financing Orders, the Lien and security interest of Lender in and to all Collateral described herein or in any other Security Document shall be perfected automatically and without further action by Lender. No filing or registration of any kind shall be required in order to perfect the Liens granted herein or in any other Security Document. Nevertheless, Lender may elect, from an abundance of caution and in order to remove uncertainty, to file or record all such financing statements, mortgages, security agreements, fixture filings or other evidences of perfection as Lender may deem appropriate, and no such filing or recording shall in any manner alter, diminish or otherwise limit the automatic perfection of all Liens granted by the Financing Orders. Promptly after Lender’s request therefor, Borrower shall execute or cause to be executed and deliver to Lender such instruments, assignments, title certificates, financing statements or other documents as are necessary under the UCC or other Applicable Law (including any motor vehicle certificates of title act) to perfect (or continue the perfection of) Lender’s Lien upon the Collateral, and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement.  Borrower hereby authorizes Lender to file any financing statement which may be necessary under the UCC or other Applicable Law. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

Section 6.5.  Superpriority Claim. Lender shall be deemed to have an allowed superpriority administrative expense claim (the “Superpriority Claim”) in an amount equal to all Obligations pursuant to Section 364(c)(1) of the Bankruptcy Code over all other administrative expenses in the Chapter 11 case of the kind specified or arising or ordered pursuant to Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 726 or 1114 of the Bankruptcy Code.  The Superpriority Claim shall not attach to any Avoidance Claims or any Avoidance Proceeds.

Section 6.6.  Conversion Rights Applicable to Final Post-Confirmation Funding.  At Lender’s option, debt owing under the Final Post-Confirmation Funding may be converted into preferred stock of the Borrower.  Lender’s preferred series of convertible stock shall have dividend preference (cumulative or accrued dividend equal to 10% per annum), liquidation preference, anti-dilution rights, and conversion rights to common at a ratio based on the ten (10) day moving average of the closing price of SKYE securities (Symbol:  SKYI) for the period prior to a call for conversion with a floor of $0.20/share and a ceiling of $0.25/share. Anti-dilution provision will provide rights only to purchase any offering in an amount sufficient to retain then current equity participation.

Section 6.7.  Further Subordination.  All existing unsecured debt Borrower owes to the Steven G. Mihaylo Trust (As Restated) dated December 13, 2001 (“Mihaylo Trust”) and/or Steven G. Mihaylo (“Mihaylo”) shall have equal priority with the Marek Secured Debt and the Logan Secured Debt.

Section 6.8.  Waiver of Section 506(c) Waiver. In no event shall any costs or expenses of administration be imposed upon Lender or any of the Collateral pursuant to Section 506(c) of the Bankruptcy Code or otherwise without the prior written consent of Lender and no such consent shall be implied from any action, inaction or acquiescence by Lender.  The Financing Order(s) shall provide for the survival of this provision upon any conversion of this Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code and shall bind any trustee appointed in such Chapter 7 case.

Section 6.9.  Modification of Automatic Stay.  The automatic stay provisions of Section 362 of the Bankruptcy Code will be lifted and terminated as to the Lender to the extent necessary to implement the provisions of this Agreement, the Interim Financing Order and the Loan Documents, thereby permitting Lender, inter alia, to file or record any UCC-1 financing statements, mortgages, deeds of trust, security deeds and other instruments and documents evidencing or validating the perfection of the Liens granted to Lender and to enforce such Liens upon default subject to any prior notice provisions of the Financing Orders.

ARTICLE 7
COLLATERAL ADMINISTRATION

Section 7.1.  General Provisions.

(a)           Locations of Collateral.  All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrower at one or more of the business locations of Borrower existing as of the date hereof and shall not be moved therefrom, other than for sales in the Ordinary Course of Business, and storage/warehouse without the prior written approval of Lender, except that prior to an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrower may (i) make sales or other dispositions of any Collateral to the extent authorized by Section 7.4(b) hereof and (ii) move Inventory or any record relating to any Collateral to a location in the United States other than those locations at which Collateral is located as of the date hereof, so long as Borrower has given Lender, at least ten (10) days prior written notice of such new location.

(b)           Insurance of Collateral; Condemnation Proceeds. Borrower shall maintain and pay for insurance upon all Collateral, wherever located, covering casualty, hazard, public liability, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender. All proceeds payable under each such policy shall be payable to Lender for application to the Obligations. Borrower shall deliver the originals or certified copies of such policies to Lender with loss payable endorsements reasonably satisfactory to Lender, naming Lender as sole loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason. If Borrower fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. For so long as no Event of Default exists and is continuing, Borrower shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by Borrower provided that all proceeds thereof are applied in the manner specified in this Agreement, and Lender agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim. At any time that an Event of Default exists and is continuing, only Lender shall be authorized to settle, adjust and compromise such claims. Lender shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other Financing Documents.

(c)           Protection of Collateral. All expenses of reasonably protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Lender to any Person to realize upon any Collateral shall be borne and paid by Borrower. If Borrower fails to pay promptly any portion thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrower’s sole risk.

(d)           Defense of Title to Collateral.  Borrower shall at all times defend its title to the Collateral and Lender’s Liens therein against all Persons and all claims and demands whatsoever.

Section 7.2.  Administration of Accounts.

(a)           Records and Schedules of Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall request a sales and collections report for the preceding period, in the current and standard form provided to Lender by Borrower.

(b)           Account Verification. Whether or not a Default or an Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

Section 7.3.  Administration of Inventory.

(a)           Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory and shall furnish Lender periodic inventory reports in form and detail reasonably satisfactory to Lender and certified to be true and correct by the chief financial officer or equivalent officer of Borrower.

(b)           Returns of Inventory. Borrower shall not return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) Borrower promptly notifies Lender thereof if the aggregate value of all Inventory returned in any month exceeds $50,000; and (iv) such return is not made for the purpose of allowing such Person to credit its claim against an obligation arising prior to the Petition Date.

Section 7.4.  Administration of Equipment.

(a)           Records and Schedules of Equipment. Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 7.4(b) hereof, and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender. Promptly after request therefor by Lender, Borrower shall deliver to Lender any and all evidence of ownership, if any, of any of the Equipment.

(b)           Dispositions of Equipment. Borrower will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment in the Ordinary Course of Business, (ii) dispositions of Equipment which, in the aggregate has a fair market value or book value, whichever is less, of $50,000 or less, provided that all Net Proceeds thereof are remitted to Lender for application to the Obligations, or (iii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrower shall have given Lender at least 10 days prior written notice of such disposition.

(c)           Condition of Equipment. The Equipment is in good operating condition and repair consistent with its age and prior use, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower will not permit any of the Equipment to become affixed to any Real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such Real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Lender, and Borrower will not permit any of the Equipment to become an accession to any personal Property that is subject to a Lien unless the Lien is a Permitted Lien.

Section 7.5.  Administration of Investment Property.  Borrower shall not grant control over any Investment Property to any Person other than Lender.

Section 7.6.  Administration of Intellectual Property with Particular Reference to All Patents.  All Intellectual Property/Patents must be titled in Borrower’s name and/or Borrower shall provide Lender evidence and an opinion from Borrower’s counsel that (i) all Intellectual Property/Patents are or are being titled in Borrowers name and (ii) there are no claims pending or threatened against the Intellectual Property/Patents.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

Section 8.1.  General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitment, Borrower warrants and represents to Lender that:

(a)           Organization and Qualification. Borrower is a Nevada corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the power to own Properties and to transact the business in which it is presently engaged or proposed to be engaged and is duly qualified and in good standing in each jurisdiction in which it presently is, or proposes to be, engaged in business, other than failures to be so qualified and in good standing that could not reasonably be expected to have a Material Adverse Effect.

(b)           Power and Authority. The execution, delivery and performance by Borrower of the Financing Documents are within Borrower’s corporate power, have been duly authorized by all necessary or proper corporate action and, on the date of initial funding of Post-Petition Loans hereunder, will be authorized by the Interim Financing Order pursuant to Sections 363 and 364 of the Bankruptcy Code; are not in contravention of any provision of its own Organizational Documents; will not violate any Applicable Law (following entry of the Interim Financing Order); does not require the consent or approval of any Governmental Authority or any other Person other than the entry by the Nevada Bankruptcy Court of the Interim Financing Order and thereafter the Final Financing Order.

(c)           Enforceable Agreements. Each of the Financing Documents has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to the Financing Orders.

(d)           Priority of Liens. Upon entry of the Interim Financing Order, and thereafter upon entry of the Final Financing Order, the security interests granted pursuant to the Financing Documents constitute valid, enforceable, perfected and first priority Liens on the Collateral owned by Borrower, except to the extent otherwise expressly provided in the Financing Orders and except for Permitted Liens.

(e)           No Default. No Default or Event of Default exists at the time, or would result from the funding, of any Post-Petition Loan or other extension of credit hereunder;

(f)           Not a Regulated Entity. Borrower is not (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (ii) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

(g)           Margin Stock. Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

(h)           Equity Interests. Borrower does not own any Equity Interests in any Person other than Tankless.com, Inc.

(i)           Subsidiaries. Borrower does not have any Subsidiaries, whether direct or indirect other than Tankless.com, Inc.

Section 8.2.  Reaffirmation of Representations and Warranties. All of the foregoing representations and warranties made by Borrower in this Agreement or in any of the other Financing Documents shall survive the execution and delivery of this Agreement and such other Financing Documents, and shall be deemed to have been remade and reaffirmed on each day that any Obligations are outstanding or that Borrower requests or is deemed to have requested the funding of a the Interim DIP Financing or the Final Post-Confirmation Funding under the Lending Facility.

Section 8.3. General Representations and Warranties of Lender.  Lender warrants and represents to Borrower that:

(a)           Lender is a Nevada limited liability company, duly organized and validly existing under the laws of the State of Nevada.  Lender has all requisite power, authority and legal right to execute and deliver this Agreement.  Lender has taken all necessary action to authorize the execution, delivery and performance of this Agreement and related documents, to which it is a party to consummate the transactions contemplated hereunder.

(b)           Neither the execution nor delivery of this Agreement, or any of the documents related thereto, nor the consummation of the transactions contemplated hereunder, is prevented by, limited by, conflicts in any material respect with or will result in a material breach or violation of, or material default under any of its articles or operating agreement.

(c)           The Agreement is enforceable against the Lender on, and subject to, the terms and conditions set forth herein.

ARTICLE 9
COVENANTS AND CONTINUING AGREEMENTS

Section 9.1.  Affirmative Covenants. During the Lending Facility term and thereafter until Full Payment of the Obligations, Borrower covenants that it shall:

(a)           Business and Existence. Preserve and maintain its separate corporate existence and all rights, privileges, and franchises in connection therewith, and maintain its qualification and good standing in all states in which such qualification is necessary to the ownership of its Properties or the conduct of its businesses.

(b)           Business Records. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all financial transactions.

(c)           Visits and Inspections.  Permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Collateral and Properties, inspect and make extracts from their books and records, and discuss with their officers, employees and independent accountants, the business, assets, liabilities, financial condition, business prospects and results of operations of Borrower.

(d)           Further Assurances.  At Lender’s request, promptly execute or cause to be executed and deliver to Lender any and all documents, instruments and agreements deemed necessary by Lender to give effect to or carry out the terms or intent of this Agreement or any of the Financing Documents.

(e)           Compliance With Orders. Comply with the Interim Financing Order, the Final Financing Order and all other orders entered by the Nevada Bankruptcy Court in the Chapter 11 Case.

(f)           Financial Statements. Cause to be prepared and to be furnished to Lender the following: (i) as soon as available, and in any event within thirty (30) days after the end of each month hereafter, unaudited interim consolidated financial statements as of the end of such month and the related unaudited consolidated statements of income and cash flow for such month and for the portion then elapsed, certified by the chief financial officer as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of for such month and period subject only to changes from audit and year-end adjustments and the ongoing restatement process and except that such statements need not contain notes; and (ii) such other data and information (financial or otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower’s financial condition or results of operations; Concurrently with the delivery of the financial statements described in clause (i) of this  Section 9.1, or more frequently if requested by Lender during any period that a Default or Event of Default exists, Borrower shall cause to be prepared and furnish to Lender a Compliance Certificate.

(g)           Notices.  Notify Lender in writing, promptly after Borrower’s obtaining knowledge thereof, of the termination or breach of any Material Contract; the occurrence of any Default or Event of Default; Borrower’s violation (or asserted violation) of any Applicable Law (including the Bankruptcy Code or any Environmental Law); any claim that Borrower may make under any policy of insurance with respect to the Collateral; any pleading filed with the Nevada Bankruptcy Court seeking relief from stay or conversion or dismissal of any Chapter 11 Case; and any proposed sale of any of the Collateral (including with such notice copies of drafts of all instruments and agreements applicable to any such sale), which shall specify the identity of the proposed purchaser, the terms of the proposed sale and the expected date of closing, subject to Nevada Bankruptcy Court approval. Borrower shall provide, or shall cause their counsel in its Chapter 11 Case to provide, Lender’s counsel with copies of all pleadings, motions, reports, applications and other papers filed by Borrower with the Nevada Bankruptcy Court as well as copies of all billing and expense statements received from any Professional Person. Borrower shall include counsel for Lender on any “Special Notice List” or other similar list of parties to be served with papers in its Chapter 11 Case.

(h)           Insurance.  In addition to the insurance required herein with respect to the Collateral, maintain with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, business interruption, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the business of Borrower.

(i)           Compliance With Laws. Comply with all Applicable Law, including ERISA, FLSA, OSHA, all Environmental Laws, the Bankruptcy Code and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect.

(j)           Taxes.  Pay and discharge all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested or are not permitted to be paid currently under federal bankruptcy law.

(k)           Reports to the U.S. Trustee. As soon as available, and in any event within 2 Business Days after the filing thereof, provide to Lender a copy of each report filed by Borrower with the office of the United States Trustee.

(l)           Proposed Sale of Assets.  Promptly upon receipt thereof, provide to Lender any and all documentation that in any way relates to a written solicitation, offer, or proposed sale or disposition of any material amount of real or personal, including letters of inquiry, solicitations, letters of intent or asset purchase agreements.

(m)           Utility Deposits. To the extent Borrower has made or makes any deposits for the benefit of utilities companies or any other Person, Borrower acknowledges that Lender has been granted a first priority perfected Lien in such deposits, subject to any right of setoff by such utility company. Borrower shall not use or transfer such deposits, and Borrower hereby assigns and sets over all such deposits to Lender, subject to any right of setoff by such utility company.

(n)           Payment of Administrative Expenses. Make all payments of (i) postpetition operating costs and expenses as and when due and (ii) administrative costs and expenses as and when such administrative costs and expenses are due and payable, as approved by the Nevada Bankruptcy Court.

(o)           Other Information. Promptly (and in any event within five (5) Business Days) after any request of Lender, deliver to Lender such additional financial, other information or other executed documents concerning the acts, conduct, properties, assets, liabilities, operations, businesses, financial condition or transactions of Borrower, or concerning any matter which may affect the administration of Borrower’s Estate, as Lender may from time to time reasonably request.

Section 9.2 Negative Covenants. During the Term of the Lending Facility and thereafter until Full Payment of the Obligations, Borrower covenants that it shall not:

(a)           Fundamental Changes. Merge or consolidate with any Person, acquire a material amount of assets of any Person, or liquidate, wind up its affairs or dissolve itself.

(b)           Limitation on Liens.  Create or suffer to exist any Lien upon any of its Property or the Collateral, income or profits, whether now owned or hereafter acquired, without Lender’s express written consent (collectively, the “Permitted Liens”).

(c)           Disposition of Assets. Sell, lease or otherwise dispose of any of their Property, including any disposition of the Collateral as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the Ordinary Course of Business for so long as no Event of Default exists hereunder, (ii) dispositions of Equipment as authorized by Section 7.4 hereof, (iii) dispositions of Property that are authorized by the Nevada Bankruptcy Court after notice and hearing, provided that, to the extent required herein, the Net Proceeds thereof are remitted to Lender for application to the Obligations, (iv) dispositions which result in Full Payment of all of the Obligations, (v) dispositions specifically itemized in the Budget and (vi) the rejection pursuant to Section 365 of the Bankruptcy Code of unexpired leases and executory contracts.

(d)           Compromise of Accounts.  Compromise or settle, or extend time of payment of, any Account in excess of $50,000 without Lender’s prior written consent.

(e)           Payment of Claims.  Make any payment of principal or interest on account of any Claim against Borrower that arose prior to the Petition Date, other than necessary rent under leases in existence on the Petition Date, as may otherwise be authorized by “first day orders,” and to the extent approved by order of the Nevada Bankruptcy Court the Claims of Critical Vendors as approved by the Nevada Bankruptcy Court and subject to approval by Lender, and any other payments authorized by the Nevada Bankruptcy Court.

(f)           Filing of Motions and Applications. Apply to the Nevada Bankruptcy Court for authority to (i) take any action that is prohibited by the terms of any of the Financing Documents, (ii) refrain from taking any action that is required to be taken by the terms of any of the Financing Documents or the Financing Orders (iii) permit any Debt or Claim to be pari passu with or senior to any of the Obligations, or (iv) use any cash proceeds of the Collateral other than in payment of the Obligations or as otherwise expressly authorized herein.

(g)           Modifications to Orders. Seek or consent to any amendment, supplement or any other modification of any of the terms of the Financing Orders.

(h)           Restricted Investments. Make or have any new Restricted Investment.

(I)           Permitted Debt.  Incur or suffer to exist any Debt other than Claims and Debt in existence on the Petition Date; the Obligations; Debt  incurred in the Ordinary Course of Business during the Chapter 11 Case so long as such Debt is not past due and payable and is not secured by any Lien that is not a Permitted Lien or that otherwise interferes with or in any manner affects Lender’s Liens on the Collateral.

(j)           Conduct of Business. Engage in any business other than the business engaged in by it on the Petition Date and any business or activities that are substantially similar, related or incidental thereto.

(k)           Use of Proceeds. Use any proceeds of the Interim DIP Financing or the Final Post-Confirmation Funding for a purpose that is not expressly permitted by Section 1.2 of this Agreement.

(l)           Accounting Changes. Change any method of accounting or accounting practice except for any change required by GAAP or Applicable Law.

(m)           Organization Documents. Amend, modify or otherwise change any of the terms or provisions in any of its Organization Documents as in effect on the date hereof, except for changes that do not affect in any way Borrower’s rights and obligations to enter into and perform the Financing Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

(n)           Budget. Make or commit or agree to make any expenditures in any given week or on a cumulative basis which are not set forth in the Budget as defined herein, subject to cumulative variances not to exceed five percent (5%) of such aggregate expenditures.

Section 9.3  Lender’s Negative Covenant.  During the term of the Lending Facility and thereafter until Full Payment of the Obligations, Lender covenants that it shall not:

(a)           So long as Borrower has not committed an Event of Default which remains uncured after ten (10) days written notice of the Event of Default, Lender shall not directly move or support a motion for the conversion of the  Chapter 11 bankruptcy case to a Chapter 7 bankruptcy proceeding or move for the appointment of an independent trustee or examiner.

ARTICLE 10
CONDITIONS PRECEDENT

Section 10.1 Conditions Precedent. Notwithstanding any other provision of this Agreement or any of the other Financing Documents, and without affecting in any manner the rights of Lender under other sections of this Agreement, Lender shall not be required to fund any of the Post-Petition Loans, unless, on or before, the date of the Interim Financing Order, as applicable, each of the following conditions has been and continues thereafter to be satisfied:

(a)           All of the Financing Documents shall have been executed in form and substance satisfactory to Lender by each of the signatories thereto, and Borrower shall be in material compliance with all of the terms thereof, and all representations and warranties contained therein shall be true and correct in all material respects.

(b)           No Default or Event of Default shall exist at the time of, and would not result from the funding of the Post-Petition Loans and no event shall have occurred and no condition shall exist since the Petition Date that has had or could reasonably be expected to have a Material Adverse Effect.

(c)           The Interim Financing Order shall have been entered, shall be in full force and effect and shall not have been vacated, reversed, modified or stayed in any respect (and, if such order is the subject of a pending appeal, no performance of any obligation of any party shall have been stayed pending such appeal).

(d)           Lender shall have received the Budget attached hereto as Schedule I and found it to be acceptable in form and substance.

(e)           All fees and expenses required to be paid by Borrower hereunder on the Closing Date shall have been paid in full or otherwise deferred at Lender’s sole discretion.

(f)           No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court or Governmental Authority to enjoin, restrain or prohibit any of the Financing Documents or the consummation of any of the transactions contemplated thereby.

(g)           With respect to the Final Post-Confirmation Funding in particular, the Final Financing Order shall have been entered, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of Lender.

(h)           All representations and warranties contained within the Agreement shall be true and correct in all material respects.

(i)           Lender shall have received such other information or documents as Lender may reasonably request.

Section 10.2.  Limited Waiver of Conditions Precedent.  If Lender shall make any Post-Petition Loan or otherwise extend any credit to Borrower under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any of such conditions precedent is known or unknown to Lender), funding shall not operate as a waiver of the right of Lender to insist upon the satisfaction of all conditions precedent or a waiver of any Default or Event of Default as a consequence of the failure of any such conditions to be satisfied.

ARTICLE 11
EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

Section 11.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           Payment of Obligations. Borrower shall fail to pay (i) the principal of either the Interim DIP Financing or the Final Post-Confirmation Funding on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise), (ii) the accrued interest with respect to any such Post-Petition Loans on the due date thereof or within three Business Days of such due date or (iii) any of the other Obligations on the due date thereof (whether due at stated maturity, upon acceleration or otherwise), but if no due date is specified therefor, within three (3) Business Days after demand for payment of such Obligation.

(b)           Misrepresentations. Any warranty, representation, or other statement made or furnished to Lender by or on behalf of Borrower or in any instrument, certificate or financial statement furnished in compliance with or in reference to this Agreement or any of the Financing Documents proves to have been false or misleading in any material respect when made or furnished.

(c)           Breach of Covenants Other Than Payment Obligations. Borrower shall fail or neglect to perform, keep or observe any covenant on the date or at the time Borrower is required to perform, keep or observe such covenant in this Agreement, in any of the Loan Documents or in the Financing Orders and the breach of such other covenant is not cured to Lender’s satisfaction within ten (10) business days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any Senior Officer; provided that if any such breach is of a nature that is not reasonably susceptible of cure within such 10-day period, no Event of Default shall be deemed to have occurred hereunder by reason thereof so long as Borrower commences to cure such breach within such ten (10) business day period and thereafter diligently pursue such cure to completion within an additional ten (10) business day period; and provided further, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such ten (10) business day period or which is a willful and knowing breach by Borrower.

(d)           Default Under Other Financing Documents.  Any event of default shall occur under, or Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the other Financing Documents and such default shall continue (i) beyond any applicable grace period, or (ii) if no grace period is specified within such Financing Documents, within ten (10) business days after the sooner to occur of any Senior Officer’s receipt of notice of breach from Lender or the date on which such failure or neglect first becomes known to any Senior Officer.

(e)           Uninsured Losses; Unauthorized Dispositions. There shall occur any material loss, theft, damage or destruction not fully covered by insurance (as required by this Agreement and subject to such deductibles as Lender shall have agreed to in writing), or any sale, lease or encumbrance of any of the Collateral or the making of any levy, seizure, or attachment thereof or thereon, except as may be specifically permitted by other provisions of this Agreement.

(f)           Certain Bankruptcy Events. Borrower shall fail to comply with any of the provisions of the Financing Orders in any material respect; a trustee shall be appointed in any Chapter 11 Case; an examiner shall be appointed in any Chapter 11 Case with enlarged powers (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; any Chapter 11 Case shall be dismissed or converted to a case under Chapter 7; Borrower shall obtain Nevada Bankruptcy Court approval of a disclosure statement for a Reorganization Plan other than an Acceptable Plan or a Confirmation Order shall be entered with respect to a Reorganization Plan proposed by a Person other than Borrower if such Reorganization Plan is not an Acceptable Plan; there shall be filed by Borrower any motion to sell all or a substantial part of the Collateral on terms that are not deemed by the Professional Person serving as Borrower’s financial advisor to be fair and reasonable; Borrower shall file any motion to alter, amend, vacate, supplement, modify, or reconsider, in any respect, either of the Financing Orders or, without Lender’s prior written consent, either of the Financing Orders is amended, vacated, stayed, reversed or otherwise modified; the Nevada Bankruptcy Court shall enter an order granting to any Person (other than Lender) relief from the automatic stay to foreclose upon a Lien with respect to any Property of Borrower that has an aggregate book value in excess of $75,000 or to terminate or otherwise exercise remedies under any material agreement, document or instrument which is entered into after the Petition Date, whether or not it relates to any Debt; Borrower shall file a motion or other request with the Nevada Bankruptcy Court seeking authority to use any cash proceeds of the Collateral or to obtain any financing under Section 364(c) or Section 364(d) of the Bankruptcy Code or otherwise secured by a Lien upon any Collateral (in each case (i) without Lender’s prior written consent or (ii) if such motion fails to contemplate payment in full of the Obligations).

(g)           Failure of Financing Documents. Any material covenant, agreement or obligation of Borrower contained in or evidenced by any of the Financing Documents shall cease to be enforceable or shall be determined to be unenforceable in accordance with its terms other than by reason of Lender’s actions; Borrower shall deny or disaffirm its obligations under any of the Financing Documents or Liens granted Lender in connection therewith; Borrower shall initiate or support (in any such case by way of any motion or other pleading filed with the Nevada Bankruptcy Court or any other writing to another party-in-interest executed by or behalf of Borrower) any other Person’s opposition of or challenge to the enforceability, validity and/or priority of the Financing Documents, the Liens granted Lender thereby or the Superpriority Claim granted Lender therein; or the Liens granted in any of the Collateral owned by Borrower shall be determined to be voidable, invalid or subordinated or shall be determined, with respect to any material part of the Collateral, to be unperfected or not to have the priority contemplated by this Agreement.

(h)           Final Financing Order. The Nevada Bankruptcy Court shall fail to enter the Final Financing Order on or before April 1, 2010.

Section 11.2 Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement, upon or at any time after the occurrence of an uncured Event of Default as above provided, Lender may, in its discretion, (i) declare the principal of and any accrued interest on the Interim DIP Financing and/or the Final Post-Confirmation Funding, as the case may be, and all other Obligations owing under any of the Financing Documents to be, whereupon the same shall become, without further notice or demand (all of which notice and demand Borrower expressly waives), forthwith due and payable and Borrower shall forthwith pay to Lender the entire principal of and accrued and unpaid interest on the loans and other Obligations plus reasonable attorneys’ fees and expenses if such principal and interest are collected by or through an attorney-at-law; and (ii) terminate the Commitment.

Section 11.3.  Remedies. Subject to the Financing Orders, upon or at any time after the occurrence of an uncured Event of Default, Lender may, in its discretion, exercise from time to time the following rights and remedies to enforce collection of the Obligations (without prejudice to the rights of Lender to enforce its Claims against Borrower):

(a)           All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Lender may be entitled under any of the Financing Documents or the Financing Orders, all of which rights and remedies shall be cumulative and shall be in addition to any other rights and remedies contained in this Agreement or any of the other Financing Documents, and none of which shall be exclusive.

(b)           The right to collect Accounts, Chattel Paper, Instruments and General Intangibles and all other rights of Borrower to the payment of money from any Person obligated therefor.

(c)           The right to take immediate possession of all tangible items of the Collateral and (i) to require Borrower to assemble such Collateral, at Borrower’s expense, and make it available to Lender at a place designated by Lender that is reasonably convenient to both parties and (ii) to enter any of the premises of Borrower or wherever any of the Collateral shall be located, and to keep and store the same on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Lender for storage thereof).

(d)           The right to sell or otherwise dispose of all or any Inventory in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable; Borrower agrees that 10 days written notice to Borrower of any public or private sale or other disposition of such Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law; Lender may sell, lease or otherwise dispose of such Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of such Collateral at public or, if permitted by Applicable Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations.

Section 11.4.  Licenses and Sale of Collateral. Lender is hereby irrevocably granted a license or other right to use, without charge, which license or right can only be exercised upon an uncured Event of Default, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit, to the extent permissible under the applicable agreement(s) and Applicable Law. Any proceeds realized from the sale of any Collateral may be applied to the Obligations, after allowing two (2) Business Days for collection, to principal, interest, fees and expenses (including Extraordinary Expenses) in such order and manner as Lender, in its sole discretion, may determine.

Section 11.5.  Setoff. In addition to any Liens granted under any of the Financing Documents and any rights now or hereafter available under Applicable Law, Lender is hereby authorized by Borrower at any time that an uncured Event of Default exists, without notice, except as required by the Financing Orders, to Borrower or any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits, general or special (including Debt evidenced by certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by Lender, such Lender to or for the credit or the account of Borrower against and on account of the Obligations of Borrower arising under the Financing Documents to Lender, including all Post-Petition Loans and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Lender shall have made any demand hereunder, (ii) Lender shall have declared the principal of and interest on the Post-Petition Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured or (iii) the Collateral for the Obligations is adequate.

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Section 11.6.  Remedies Cumulative; No Waiver.

(a)           All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower in this Agreement and the Financing Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Lender or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The rights and remedies of Lender under this Agreement and Financing Documents shall be cumulative and not exclusive of any rights or remedies that Lender would otherwise have.

(b)           The failure or delay of Lender to require strict performance by Borrower of any provision of any of the Financing Documents or to exercise or enforce any rights, Liens, powers or remedies under any of the Financing Documents or with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Financing Documents and no Event of Default by Borrower under this Agreement or any other Financing Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

(c)           If Lender shall accept performance by Borrower, in whole or in part, of any obligation that Borrower is required by any of the Financing Documents to perform only when a Default or Event of Default exists, or if Lender shall exercise any right or remedy under any of the Financing Documents that may not be exercised other than when a Default or Event of Default exists, Lender’s acceptance of such performance by Borrower or Lender’s exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by Lender of any other right or remedy, unless otherwise expressly agreed in writing by Lender, as the case may be.

ARTICLE 12
BENEFIT OF AGREEMENT; ASSIGNMENTS

Section 12.1.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns, including any trustee appointed in Borrower’s Chapter 11 case or in a case under Chapter 7 in the event of conversion of this case, except that (a) Borrower shall not have any right to assign its rights or delegate performance of any of its obligations under any of the Financing Documents and (b) any assignment by Lender must be made in compliance with Section 12.2 hereof.

Section 12.2.  Assignments.

(a)           Permitted Assignments. Lender may, in accordance with Applicable Law, at any time assign to any Eligible Assignee any part (but not all) of its rights and obligations under the Financing Documents upon prior written consent of Borrower which consent shall not be unreasonably withheld. Each assignee shall be deemed to have consented and be subject to, and to be bound by the terms of, all of the Financing Documents.

(b)           Effect; Effective Date. On and after the effective date of any assignment, such Eligible Assignee shall for all purposes be a Lender party to the Agreement and any other Financing Document executed by Lender and shall have all the rights and obligations of Lender under the Financing Documents to the same extent as if it were an original party thereto, and no further consent or action by Borrower shall be required to release the transferor Lender with respect to the Commitment (or portion thereof) of Lender and Obligations assigned to such Eligible Assignee. The transferring Lender shall continue to be entitled to the benefits of all indemnities applicable to the period prior to the effective date of the assignment.

(c)           Dissemination of Information. Borrower authorizes Lender to disclose to any Eligible Assignee or any other Person acquiring an interest in the Financing Documents (each a “Transferee”), and any prospective Transferee, any and all information in Lender’s possession concerning Borrower, the Collateral, subject to appropriate confidentiality undertakings on the part of such Transferee.

ARTICLE 13
MISCELLANEOUS

Section 13.1.  Power of Attorney.  Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as Borrower’s true and lawful attorney (and attorney-in-fact) and Lender, or Lender’s designee, may, without notice to Borrower and in either Borrower’s or Lender’s name, but at the cost and expense of Borrower:

(a)           At such time or times as Lender or said designee, in its sole discretion, may determine, endorse Borrower’s name on any Payment Item or proceeds of the Collateral which come into the possession of Lender or under Lender’s control.

(b)           At any time that an Event of Default exists and subject to any notice required under the Financing Orders: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lender on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of Borrower and any other Collateral; (ix) use Borrower’s stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Lender’s determination, to fulfill Borrower’s obligations under this Agreement.

Section 13.2.  General Indemnity.  Borrower hereby agrees to indemnify and defend the Lender, its agents, attorneys, successors and/or assigns, and to hold such indemnitees harmless from and against any Claim ever suffered or incurred by any of these indemnitees arising out of or related to this Agreement or any of the other Financing Documents, the performance by Lender of its duties or the exercise of any of its rights or remedies hereunder, or the result of Borrower’s failure to observe, perform or discharge any of Borrower’s duties hereunder. Borrower shall also indemnify and defend the foregoing indemnitees against and save the indemnitees harmless from all Claims of any Person arising out of, related to, or with respect to any transactions entered into pursuant to this Agreement or Lender’s Lien arising from the Financing Documents upon the Collateral.  Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Lender, but including, any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Lender, or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Financing Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower shall pay (or will promptly reimburse Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold the foregoing indemnitees harmless from and against liability in connection therewith. The foregoing indemnities shall not apply to protect any of the foregoing indemnitees for the consequences of their own actions that are determined by a final court order to be gross negligence or willful misconduct.

Section 13.3.  Survival of All Indemnities. Notwithstanding anything to the contrary in this Agreement or any of the other Financing Documents, the obligation of Borrower and Lender with respect to each indemnity given by it in this Agreement shall survive the Full Payment of the Obligations and the termination of any of the Commitment.

Section 13.4.  Indulgences Not Waivers.  Lender’s failure at any time or times hereafter to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.

Section 13.5.  Modification of Agreement. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender.

Section 13.6.  Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 13.7.  Cumulative Effect; Conflict of Terms. To the fullest extent permitted by Applicable Law, the provisions of the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Financing Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Financing Documents (other than the Financing Orders), the provision contained in this Agreement shall govern and control; in the event that any provision in this Agreement is in direct conflict with, or inconsistent with, any provisions of the Financing Orders, the provisions of the Financing Orders shall govern and control.

Section 13.8.  Execution in Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

Section 13.9. Lender’s Consent. Whenever Lender’s consent is required to be obtained under this Agreement or any of the other Financing Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold its consent in its sole and absolute discretion unless expressly stated otherwise.

Section 13.10.  Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission and shall be deemed to have been validly served, given or delivered when delivered against receipt or three (3) Business Days after deposit in the U.S. mail, certified mail postage prepaid, or, in the case of facsimile transmission, when received (if on a Business Day and, if not received on a Business Day, then on the next Business Day after receipt) at the office where the noticed party’s telecopier is located, in each case addressed to the noticed party at the address shown for such party on the signature page hereof. Notwithstanding the foregoing, no notice to or upon Lender pursuant to Section 3.1 or Section 5.1(b) shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

Section 13.11.  Performance of Borrower’s Obligations.  If Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Financing Documents, Lender may, in its sole discretion at any time or from time to time, for Borrower’s account and at Borrower’s expense, pay any amount or do any act required of Borrower hereunder or under any of the Financing Documents or otherwise lawfully requested by Lender to enforce any of the Financing Documents or Obligations, preserve, protect, insure or maintain any of the Collateral, or preserve, defend, protect or maintain the validity or priority of Lender’s Liens in any of the Collateral, including the payment of any judgment against Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral. All payments that Lender may make under this Section and all out-of-pocket costs and expenses (including Extraordinary Expenses) that Lender pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Lender by Borrower on demand with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate applicable for Post-Petition Loans. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and to proceed thereafter as provided herein or in any of the other Financing Documents.

Section 13.12.  Time of Essence.  Time is of the essence of this Agreement and the Security Documents.

Section 13.13.  Entire Agreement; Appendix A, Schedules, Exhibits. This Agreement and the other Financing Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Appendix A, together with any Schedules or Exhibits attached to this Agreement, are incorporated into this Agreement and by this reference made a part hereof.

Section 13.14.  Interpretation.  No provision of this Agreement or any of the other Financing Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having, or being deemed to have, structured, drafted or dictated such provision.

Section 13.15.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its conflict of law provisions.

Section 13.16.  Waivers by Borrower. To the fullest extent permitted by Applicable Law, Borrower waives (a) the right to trial by jury (which Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the  Financing Documents, the Obligations, the Collateral or this Agreement; (b) presentment, demand and protest and notice of presentment, protest, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (c) except as provided in the Financing Orders, notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender’s remedies; (d) the benefit of all valuation, appraisement and exemption laws; and (e) notice of acceptance hereof. Borrower acknowledges that the foregoing waivers are a material inducement to Lender’s entering into this Agreement and that Lender is relying upon the foregoing waivers in its future dealings with Borrower. Borrower warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court in which such litigation is brought.

Section 13.17.  Effectiveness Notwithstanding anything to the contrary contained herein, the parties agree that the terms and conditions of this Agreement shall not be effective unless and until the Nevada Bankruptcy Court has approved all such terms and conditions, including the amount of the credit, the rate or pricing of the credit, the covenants, conditions, indemnities, Liens, priority, perfection and the Borrower’s release of claims against Lender set forth in Section 13.18, pursuant to an order issued in connection with the Chapter 11 Case.

Section 13.18.  Release.  BORROWER, IN ITS OWN RIGHT AND ON BEHALF OF ITS ESTATE AND SUCCESSORS, INCLUDING ANY TRUSTEE APPOINTED IN THE CHAPTER 11 CASE OR UPON CONVERSION OF THE CHAPTER 11 CASE TO A CHAPTER 7 CASE, HEREBY RELEASES, ACQUITS, AND FOREVER DISCHARGES THE LENDER AND ITS ESTATES, HEIRS, REPRESENTATIVES, AFFILIATES, AGENTS, SUCCESSORS AND PROFESSIONAL PERSONS FROM ANY AND ALL OF THE DEBTOR’S AND THE DEBTOR’S ESTATE’S CLAIMS, COUNTERCLAIMS, DEMANDS, CONTROVERSIES, AVOIDANCE ACTIONS, COSTS, CONTRACTS, DEBTS, SUMS OF MONEY, ACCOUNTS, RECKONINGS, BONDS, BILLS, DAMAGES, OBLIGATIONS, LIABILITIES, OBJECTIONS, ACTIONS, AND CAUSES OF ACTION OF ANY NATURE, TYPE, OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, BY COMMON LAW OR STATUTE, IN CONTRACT, TORT, OR OTHERWISE, KNOWN OR UNKNOWN, ASSERTED OR UNASSERTED, OR SUSPECTED OR UNSUSPECTED, ARISING FROM OR RELATED TO (A) PREPETITION ACTS OR OMISSIONS, IF ANY, BY THE LENDER WITH RESPECT TO THE DEBTOR AND (B) THE EXTENSION OF CREDIT PURSUANT TO THE FINANCING DOCUMENTS AND THE INTERIM AND FINAL FINANCING ORDERS AUTHORIZING POSTPETITION FINANCING, GRANTING SENIOR LIENS, PRIORITY ADMINISTRATIVE EXPENSE STATUS, AND OTHER RELIEF; PROVIDED THAT THE FOREGOING RELEASE SHALL NOT BE APPLICABLE TO ANY CLAIMS FIRST ARISING SUBSEQUENT TO THE DATE OF THE INTERIM FINANCING ORDER, OR TO ANY ACTION BY BORROWER TO ENFORCE ANY TERMS OF THE INTERIM FINANCING ORDER OR ANY FINANCING DOCUMENT.

Section 13.19.  Notice.  Any and all notices, elections, approvals, consents, demands, requests, and responses thereto permitted or required to be given under this Agreement shall be made, given and delivered to the following addresses:

To Lender:
Summit Growth Management, LLC
P.O. Box 19790
Reno, Nevada 89511

- with a copy to –
Kurt Hunsberger, Esq.
Maupin, Cox & LeGoy
P.O. Box 30000
Reno, NV  89519

To Borrower:
Skye International, Inc.
Attention: Perry D. Logan, President & CEO
7701 E. Gray Road, Suite 104
Scottsdale, AZ  85260

-with a copy to –
Chris D. Nichols, Esq.
Belding, Harris & Petroni, Ltd.
417 W. Plumb Lane
Reno, NV  89509

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

BORROWER:
SKYE INTERNATIONAL, INC., a Nevada corporation,
By:           /s/  Perry D. Logan
Name:   PERRY D. LOGAN
Title:     President & CEO
Address:  7701 E. Gray Road, Suite 104, Scottsdale, AZ  85260
Fax No:  (480) 951-6809

LENDER:
Summit Growth Management, LLC, a Nevada limited liability company
By:           /s/  Steven G. Mihaylo
Name: Steven. G. Mihaylo, Trustee, Steven G. Mihaylo Trust (As Restated), Member
Address: P.O. Box 19790, Reno, Nevada 89511
e-mail address:  stevemihaylo@yahoo.com

Consented and Agreed To:

TED MAREK DEFINED BENEFIT PENSION PLAN:

By:           /s/  Ted F. Marek
TED MAREK, Designated Beneficiary

/s/  Perry D. Logan
PERRY LOGAN

/s/  Rosario Logan
ROSARIO LOGAN

Annex A-1
APPENDIX A

GENERAL DEFINITIONS

When used in the Debtor In Possession, Interim Financing and Post-Confirmation Funding Agreement dated as of December __, 2009, (as at any time amended, the “Agreement”), by and between Skye International, Inc., a Nevada corporation and a Chapter 11 debtor and debtor-in-possession (“Borrower”), Summit Growth Management, LLC., (“Lender”), the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Acceptable Plan - a Reorganization Plan which provides for Full Payment of all Obligations and provides for an effective date thereof no later than 45 days after the date of entry of the Confirmation Order, or which is otherwise acceptable to Lender, in its sole and absolute discretion.

Account - shall have the meaning ascribed to “account” in the UCC as such definition may be amended from time to time and shall include a right to payment for goods sold or leased or for services rendered that is not evidenced by an Instrument or Chattel Paper, whether or not any such right to payment has been earned by performance.

Account Debtor - any Person who is or may become obligated under or on account of an
Account.

Affiliate - a Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (b) which beneficially owns or holds 10% or more of any class of the Equity Interests of another Person; or (c) 10% or more of the Equity Interests of which is beneficially owned or held by another Person or a Subsidiary of another Person; provided, that notwithstanding the foregoing, in no event shall Lender be deemed to be an Affiliate of Borrower.

Agreement - the Debtor In Possession Interim Financing and Post-Confirmation Funding Agreement referred to in the first sentence of this Appendix A together with any Schedules or Exhibits attached to the Agreement.

Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Financing Documents in question, including all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

Asset Disposition – any sale, issuance, conveyance, transfer, lease or other disposition by Borrower in one or a series of related transactions, of any Property including, without limitation, any Collateral to any Person.

Avoidance Claim - any claim that could be asserted by or on behalf of Borrower or its Estate against a Person under 11 U.S.C. §§ 544, 545, 547, 548, 549 or 550.

Bankruptcy Code - Title 11 of the United States Code.

Borrowing - a borrowing consisting of one or more Post-Petition Loans made or deemed made by Lender.

Budget - a 12-week cash expense budget detailing the anticipated cash receipts and expenditures and permitted cumulative variances, including Professional Expenses, of Borrower through the first 12 weeks following the Petition Date, as amended or supplemented from time to time with Lender’s prior written consent, which budget (and any amendments thereto) shall be in form and substance acceptable to the Lender and shall be incorporated into the Financing Orders, a copy of which Budget is attached hereto as Schedule I.

Budgeted Expenses - expenses permitted to be paid by Borrower in the amounts and for the purposes and within the variances set forth in the Budget.

Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Nevada or is a day on which banking institutions located in such state are closed.

Capital Expenditures - expenditures for the acquisition of fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

Capitalized Lease Obligation - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Equivalents - (a) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (b) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers’ acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and (unless issued by a Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above; and (d) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody’s, and having a maturity within 9 months after the date of acquisition thereof.

Cash Flow – actual cash receipts from any source.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and its implementing regulations.

Chapter 11 Case - as defined in the Recitals hereto.

Chattel Paper - shall have the meaning ascribed to the term “chattel paper” in the UCC, as such definition may be amended from time to time.

Claims - any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, consultants’ or paralegals’ fees and expenses), whether arising under or in connection with the Financing Documents, any Applicable Law (including any Environmental Laws) or otherwise, that may now or hereafter be suffered or incurred by a Person and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceeding or any appeals related thereto.

Closing Date - the date on which all of the conditions precedent of the Agreement are satisfied and the initial Post-Petition Loan is made under the Agreement.

Collateral - all of the Property and interests in Property of Borrower that are described in
Article 6 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations, whether or not such Property or interest in Property was in existence on or acquired by Borrower prior to or after the Petition Date.

Commitment - at any date, the obligation of Lender to make Post-Petition Loans pursuant to the terms and conditions of the Agreement, the maximum amount of which shall be $2,000,000 which includes $80,000 previously disbursed to Borrower.

Committee - a creditors’ or equity security holders’ committee appointed in Borrower’s Chapter 11 Case by the U.S. Trustee.

Compliance Certificate - a compliance certificate to be provided by Borrower to Lender in accordance with the Agreement and in a form reasonably satisfactory to Lender, and the supporting schedules to be annexed thereto.

Confirmation Order - an order entered by the Nevada Bankruptcy Court confirming a Reorganization Plan.

Critical Vendor - a Person who is a supplier of essential goods or services to Borrower and whose continued supply of such goods and services is reasonably determined by Borrower (with Lender’s consent, not to be unreasonably withheld, or upon Nevada Bankruptcy Court approval) to be essential to the successful sale or reorganization of Borrower’s business.

Debt - as applied to a Person means, without duplication: (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person on the date as of which Debt is to be determined, including Capitalized Lease Obligations; (b) all obligations of other Persons which such Person has guaranteed; (c) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (d) in the case of Borrower (without duplication), the Obligations.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate – a fixed rate of interest at 18% per annum.

Deposit Account - a demand, time, savings, passbook, money market or other depository account, or a certificate of deposit, maintained by Borrower with any bank, savings and loan association, credit union or other depository institution.

DIP Motion - the motion of Borrower for approval of the financing under the Lending Facility pursuant to the Agreement.

Document - shall have the meaning ascribed to the term “document” in the UCC, as such definition may be amended from time to time.

Dollars and the sign $ - lawful money of the United States of America.

Eligible Assignee - any commercial bank, savings and loan association, savings bank, finance company, investment fund or other financial institution (whether a corporation, partnership, or other entity), or any Affiliate of Lender.

Environmental Laws - any and all laws, statutes, rules, regulations, orders, ordinances, codes, legal directives, notices, legal requirements and rules of common law of any effect as of the date hereof in any and all jurisdictions in which Borrower is conducting or at any time has conducted business or where the Collateral is or was located, and any judicial or administrative interpretation thereof including, but not limited to, any judicial or administrative order, consent decree, judgment or settlement relating to the environment, Hazardous Materials or exposure to Hazardous Materials.

Equipment - shall have the meaning ascribed to the term “equipment” in the UCC, as such definition may be amended from time to time.

Equity Interest - the interest of (a) a shareholder in a corporation, (b) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (c) a member in a limited liability company, or (d) any other Person having any other form of equity security in any form of entity.

ERISA - the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

Estate - the estate created in each of the Chapter 11 Case pursuant to 11 U.S.C. § 541(a).

Event of Default - as defined in Article 11 of the Agreement.

Extraordinary Expenses - all costs, expenses, fees (including fees incurred by Lender Professionals) or advances that Lender may suffer or incur, whether prior to or after the occurrence of an Event of Default, on account of or in connection with (a) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (b) the defense of Lender’s Lien upon any Collateral or the priority thereof or any adverse claim with respect to the Post-Petition Loans, the Financing Documents or the Collateral asserted by Borrower, any receiver or trustee for Borrower or any creditor or representative of creditors of Borrower; (c) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (d) the collection or enforcement of any of the Obligations; (e) the negotiation, documentation, and closing of any restructuring or forbearance agreement with respect to the Financing Documents or Obligations; (f) amounts advanced by Lender pursuant to Section 7.1(c) of the Agreement; or (g) the enforcement of any of the provisions of any of the Financing Documents. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, consultants’ fees, accountants’ fees, environmental study fees, fees and costs paid to any independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrower under any of the Financing Documents, and all other fees and expenses associated with the enforcement of rights or remedies under the Financing Documents.

Final Financing Order - an order which is entered by the Nevada Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001(c), which is in form and substance acceptable to Lender in its sole and absolute discretion in all respects, and which authorizes the incurrence by Borrower of post-petition secured and superpriority indebtedness under the Lending Facility in accordance with the Financing Documents.

Financing Documents - the Agreement, the Security Documents, the Financing Orders, and any and all other agreements, instruments and documents now or hereafter executed by Borrower in favor of Lender with respect to any of the transactions contemplated by the Agreement.

Financing Orders - the Interim Financing Order and the Final Financing Order.

Fiscal Year - the fiscal year for accounting and tax purposes.

Fixtures – shall have the meaning ascribed to “fixtures” in the UCC as such definition may be amended from time to time.

FLSA - the Fair Labor Standards Act of 1938.

Full Payment - full, final and indefeasible payment of all Obligations which are then due and payable in cash or immediately available funds and, in the case of any Obligation that is, at the time in question, contingent, upon Lender’s receipt of either cash or a direct pay letter of credit naming Lender as beneficiary and in form and substance, and from an issuing bank, acceptable to Lender, in each case in an amount not less than 100% of each such contingent Obligation.

GAAP - generally accepted accounting principles and practices in effect in the United States of America from time to time.

General Intangible - shall have the meaning ascribed to the term “general intangible” in the UCC, as such definition may be amended from time to time, and shall include all interests in Intellectual Property.

Goods – shall have the meaning ascribed to “goods” in the UCC as such definition may be amended from time to time.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

Governmental Authority - any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

Hazardous Materials – any “waste,” “hazardous waste,” “industrial waste,” “solid waste,” “hazardous material,” “hazardous substance,” “toxic substance,” “hazardous material,” “pollutant,” or “contaminant” as those or similar terms are defined, identified, or regulated under any Environmental Laws; any asbestos, polychlorinated biphenyls, or radon; any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions or derivatives thereof; and any substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or results in any Governmental Authority requiring any environmental investigation, remediation, or monitoring thereof.

Insolvency Proceeding - any action, case or proceeding commenced by or against a Person, or any agreement of such Person, for (a) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (b) the appointment of a receiver, trustee, liquidator or other custodian for such Person or any part of its Property, (c) an assignment or trust mortgage for the benefit of creditors of such Person, or (d) the liquidation, dissolution or winding up of the affairs of such Person.

Instrument - shall have the meaning ascribed to the term “instrument” in the UCC, as such definition may be amended from time to time.

Intellectual Property - means all United States and foreign (i) patents, patents pending, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (ii) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (iii) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works or authorship, whether or not published; (iv) trade secrets, proprietary information, formulas, inventions, know-how, procedures, customer lists, supplier lists, manufacturer lists, manufacturing and production processes and techniques, manuals, formulas, hardware, software, firmware, databases; and (v) moral rights relating to any of the foregoing.

Interim Financing Order - an order that is entered by the Nevada Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001(c), which is in form and substance satisfactory to Lender in its sole and absolute discretion, which authorizes Borrower to incur, during the Interim Period, post-petition secured and superpriority Debt under the Lending Facility in accordance with the Financing Documents.

Interim Period - the period commencing upon entry of the Interim Financing Order and ending on the entry of the Final Financing Order.

Inventory - shall have the meaning ascribed to “inventory” in the UCC, as such definition may be amended from time to time including, in the case of Borrower: (a) all goods intended for sale or lease by Borrower, or for display or demonstration; (b) all work in process; (c) all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrower’s business; and (d) all Documents evidencing any General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by Borrower.

Investment Property - shall have the meaning ascribed to “investment property” in the UCC, as such definition may be amended from time to time.

Lender – Summit Growth Management, LLC., a Nevada limited liability company, and any other Person who may from time to time become a “Lender” under the Agreement, and their respective successors and permitted assigns.

Lender Professionals – attorneys, accountants, appraisers, business valuation experts, environmental engineers or consultants, turnaround consultants and other professionals or experts retained by Lender.

Lending Facility - The $2,000,000.00 credit facility established by Lender in favor of Borrower under Article 1 of the Agreement and as further therein divided into the Interim DIP Financing and Final Post-Confirmation Funding.

Letter-of-Credit Rights – shall have the meaning ascribed to “letter-of-credit rights” in the UCC as such definition may be amended from time to time.

Lien - any interest in Property securing an obligation owed to, or a claim by, a Person, including Lender, other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Material Adverse Effect - the effect of any event, condition, act, omission or circumstance, which, alone or when taken together with other events, conditions, acts, omissions or circumstances occurring or existing concurrently therewith: (a) has, or could reasonably be expected to have, a material adverse effect upon the business, operations, Properties, assets, liabilities, obligations, or condition (financial or otherwise) of Parent or its Subsidiaries; (b) has or may be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any of the other Financing Documents; (c) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Lender with respect to the Collateral or the priority of any such Liens; (d) materially impairs the ability of Borrower to perform its obligations under the Agreement or any of the other Financing Documents, including repayment of any of the Obligations when due; or (e) materially impairs the ability of Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Financing Documents and Applicable Law.

Material Contract - any agreement to which Borrower is a party and which, if terminated or breached, could reasonably be expected to have a Material Adverse Effect.

Net Proceeds – proceeds received from the disposition and sale of Borrower’s Assets, Collateral, or Equipment, in or outside the ordinary course of the business, after subtracting the costs of disposition, including costs of sale, commissions, taxes, liens, closing costs, as are standard and customary.

Nevada Bankruptcy Court - as defined in the Recitals to the Agreement to mean the United States Bankruptcy Court for the District of Nevada.

Notice of Borrowing - as defined in Section 3.1 of the Agreement.

Obligations - in each case, whether now in existence or hereafter arising, (a) the principal of, and interest on, the Interim DIP Financing and the Final Post-Confirmation Funding; and (b) all other Debts, covenants, duties and obligations now or at any time or times hereafter owing by Borrower to Lender under or pursuant to the Agreement or any of the other Financing Documents, whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums (including Extraordinary Expenses) chargeable to Borrower hereunder or under any of the other Financing Documents.

Ordinary Course of Business - with respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Financing Document.

Organization Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Payment Intangibles – shall have the meaning ascribed to “payment intangibles” in the UCC as such definition may be amended from time to time.

Payment Items - all checks, drafts, or other items of payment payable to Borrower, including proceeds of any of the Collateral.

Permitted Liens - any Lien of a kind specified in Section 9.2(b) of the Agreement.

Permitted Purchase Money Debt - Purchase Money Debt of Borrower which is incurred after the date of the Agreement and which is secured by no Lien or only by a Purchase Money Lien, provided that the aggregate amount of Purchase Money Debt incurred after the date of the Agreement does not exceed $100,000 in the aggregate and the incurrence of such Purchase Money Debt does not violate any limitation in the Financing Documents regarding Capital Expenditures. For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

Person - an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a Governmental Authority.

Petition Date - December __, 2009.

Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

Points – a loan fee equal to one percent (1%) of the amount lent.

Post-Petition Loan - a Loan made by Lender as provided in Section 1.1 of the Agreement and, collectively, Post-Petition Loans are the Interim DIP Financing and the Final Post-Confirmation Funding as provided in Section 1.1 of the Agreement.

Professional Expenses - the fees and reimbursable expenses of a Professional Person.

Professional Person - a Person who is an attorney, accountant, appraiser, auctioneer, claims and notice agent or other professional person and who is retained, with Nevada Bankruptcy Court approval, by (a) Borrower pursuant to Section 327 of the Bankruptcy Code or (b) a Committee pursuant to Section 1103(a) of the Code.

Properly Contested - in the case of any Debt of Borrower (including any Taxes) that is not paid as and when due or payable by reason of Borrower’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (a) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) Borrower has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture of any assets of Borrower; (d) no Lien is imposed upon any of Borrower’s assets with respect to such Debt unless the applicable Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that may have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if the Debt results from, or is determined by the entry, rendition or issuance against Borrower or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to Borrower, Borrower forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt - means and includes (a) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (b) any Debt (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (c) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets acquired through the incurrence of the Purchase Money Debt secured by such Lien and such Lien constitutes a purchase money security interest under the UCC.

Real Property - all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by Borrower (the “Land”), wherever located, together with the right, title and interest of Borrower, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights-of-way, privileges, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefitting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

Reorganization Plan - a plan of reorganization proposed by Borrower or any other Person (including Lender) in its Chapter 11 Case.

Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

Restricted Investment - a loan, advance, capital contribution, subscription or other investment, except Cash Equivalents.

S&P - Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933.

Security Documents - any and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Senior Officer - the chairman of the board of directors, the president, or the chief financial officer of, or in-house legal counsel to, Borrower.

Supporting Obligations – shall have the meaning ascribed to “supporting obligations” in the UCC as such definition may be amended from time to time.

Tax Refund – any refund of Taxes received by Borrower from any Governmental Authority.

Taxes - any present or future taxes (including value added taxes), levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of Lender, taxes imposed on or measured by the net income or overall gross receipts of Lender.

Transferee - as defined in Section 12.2(a) of the Agreement.

UCC - the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of Nevada or, when the laws of any other state govern the method or manner of the creation or perfection of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in the Agreement shall be interpreted, all accounting determinations under the Agreement shall be made, and all financial statements required to be delivered under the Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statement heretofore delivered to Lender and using the same method for inventory valuation as used in such audited financial statements except for any change required by GAAP.  In the event of any change in GAAP that occurs after the date of the Agreement and that is material to Borrower, Lender shall the right to require either that conforming adjustments be made to any financial covenants set forth in the Agreement, or the components thereof, that are affected by such change or that Borrower reports its financial condition based on GAAP as in effect immediately prior to the occurrence of such change.

Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any of the Financing Documents shall include any and all amendment or modifications thereto and any and all restatements, extensions or renewals thereof; to any Person shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation;” to the time of day shall mean the time of day on the day in question in Reno, Nevada, unless otherwise expressly provided in the Agreement; and to any Property of Borrower shall mean and include all Property of Borrower’s Estate. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender.